UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 26, 2015

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208- 644-5066

(Registrant’s telephone number)

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Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2015, the Board of Directors accepted the resignation of Ian Falconer from his position as a member of the Board of Directors.  Management is unaware of any disagreements between Mr. Falconer and management relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Falconer and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

On March 26, 2015, the Company appointed Thomas Power to the Board of Directors.

The following is a summary of Mr. Power’s business qualifications and experience over the past 5 years:

Mr. Power has over 26 years’ experience in the precious metals and minting fields. He began his career in this field with Johnson Matthey Ltd., the Canadian division of Johnson Matthey PLC based in the United Kingdom. During his tenure with Johnson Matthey, Mr. Power held several key management positions in both Operations and Sales.

In May 1997, Mr. Power joined Sunshine Minting, Inc., as a key member of the senior management team. In January 2007, Mr. Power successfully acquired 100% ownership of Sunshine Minting, Inc. and assumed the role of its President and CEO. Under his tenure Sunshine Minting, Inc. has grown from a small regional supplier of products with 30 employees to a multi-national corporation which employs 450 people with two facilities in the United States, and with offices and agents in Canada, South America and Europe.  Mr. Powers also is Chairman of the Board of Sunshine Minting International (Shanghai) Co. Ltd which is a joint venture between Sunshine Minting, Inc. and Shanghai JinYuan Culture Development Co. Ltd., for the production of precious metal blanks and products in Shanghai, China.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

March 30, 2015